Exhibit (j)(i)(d) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K





               Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Investment Shares and Institutional Service Shares Prospectuses and "Independent Registered Public Accounting Firm" in the Investment and Institutional Service Shares' Statement of Additional Information for Tax-Free Instruments Trust in Post-Effective Amendment Number 84 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our report dated May 10, 2006 on Tax-Free Instruments Trust included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006.



                                                /s/ERNST & YOUNG LLP


Boston, Massachusetts
May 25, 2006